WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL THIRD QUARTER ENDED JUNE 30, 2026
Financial Highlights
•Robust Revenue Growth Underpinned by Strong Operating Performance across Recorded Music and Music Publishing
•Double-Digit Recorded Music Subscription Streaming Growth Driven by Improved Terms with DSP Partners, Positive Industry Trends, and Resilient Global Market Share
•Margin Expansion Supported by Revenue Mix and Cost-Savings Delivery; Continue to Expect High End of 150-200 Basis Points Full-Year Margin Expansion Guidance
•$100 million Cash Balance Increase over Prior-Year Quarter Driven by Strong Operating Cash Flow Growth; Reiterate 50-60% Operating Cash Flow Conversion Target for FY2026
For the three months ended June 30, 2026
•Total revenue increased 10%, or 9% in constant currency
•Net income was $200 million compared to a loss of $16 million in the prior-year quarter
•Operating income increased 80% to $305 million versus $169 million in the prior-year quarter
•Adjusted OIBDA increased 16% to $433 million versus $373 million in the prior-year quarter, or 15% in constant currency
•Earnings per share was $0.39 compared to $(0.03) in the prior-year quarter
•Adjusted earnings per share was $0.51 compared to $0.42 in the prior-year quarter
•Cash provided by operating activities increased to $142 million versus $46 million in the prior-year quarter

NEW YORK, New York, August 5, 2026—Warner Music Group Corp. today announced its third-quarter financial results for the period ended June 30, 2026.

“For the fifth consecutive quarter, WMG has delivered or over-delivered on our targets, proving the strength of our strategy and the momentum of our business," said Robert Kyncl, CEO, Warner Music Group. "Our performance - driven by robust subscription streaming growth, market share gains, and disciplined operating leverage - highlights our ability to champion human creativity while deploying tech and AI to scale long-term profitability. We are closing the year with sharp operational focus and strong positioning to generate compounding value for our artists, songwriters, and shareholders for many years to come.”

“Our strong results were highlighted by double-digit subscription streaming growth bolstered by contractual per-subscriber minimum increases and sustained global share performance,” said Lou Dickler, Acting CFO, Warner Music Group. “We delivered healthy margin expansion and remain on track to meet the high end of our fiscal '26 margin expansion targets while remaining laser-focused on long-term value creation.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,864	$1,689	10%	$5,436	$4,839	12%
Recorded Music revenue	1,488	1,354	10%	4,348	3,874	12%
Music Publishing revenue	377	336	12%	1,092	969	13%
Operating income	305	169	80%	857	551	56%
Adjusted OIBDA(1)	433	373	16%	1,293	1,039	24%
Net income (loss)	200	(16)	—%	556	261	—%
Net cash provided by operating activities	142	46	—%	708	447	58%
Free Cash Flow	114	7	—%	633	336	88%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Revenue was up 10.4% (or 9.3% in constant currency). Recorded Music revenue comparisons were impacted by $16 million of digital revenue from the settlement of certain copyright infringement cases in the prior-year quarter (the “Copyright Settlement”). Consistent with prior quarters, Recorded Music revenue growth was also unfavorably impacted by the termination of the distribution agreement with BMG (the “BMG Termination”), which resulted in $10 million less Recorded Music digital revenue compared to the prior-year quarter. Excluding these items, total revenue increased 12.1% (or 11.0% in constant currency).

Digital revenue was up 10.5% (or 9.1% in constant currency) and streaming revenue was up 12.3% (or 10.8% in constant currency). Adjusted for the $16 million impact of the Copyright Settlement and the $10 million impact of the BMG Termination compared to the prior-year quarter, digital revenue increased 13.1% (or 11.6% in constant currency), and adjusted for the $10 million impact of the BMG Termination compared to the prior-year quarter, streaming revenue increased 13.3% (or 11.8% in constant currency). Recorded Music streaming revenue increased 11.8% (or 10.1% in constant currency); however, adjusted for the $10 million impact of the BMG Termination compared to the prior-year quarter, Recorded Music streaming revenue was up 13.1% (or 11.3% in constant currency). Music Publishing streaming revenue increased 14.4% (or 13.8% in constant currency). The increase in total revenue was also driven by higher Recorded Music artist services and expanded-rights and physical revenue, and growth across Music Publishing synchronization, mechanical and performance revenue.

Operating income increased 80.5% (or 75.3% in constant currency) to $305 million from $169 million in the prior-year quarter, primarily due to the factors affecting Adjusted OIBDA discussed below, as well as a decrease in restructuring and impairment charges of $62 million, partially offset by higher amortization expense of $11 million.

Adjusted OIBDA increased 16.1% (or 14.6% in constant currency) to $433 million from $373 million and Adjusted OIBDA margin increased 1.1 percentage points to 23.2% from 22.1% in the prior-year quarter (or 1.0 percentage point from 22.2% in constant currency). The increases include the $9 million impact of the Copyright Settlement and the $1 million impact of the BMG Termination compared to the prior-year quarter. Excluding these items, Adjusted OIBDA increased 19.3% (or 17.7% in constant currency) and Adjusted OIBDA margin increased 1.4 percentage points to 23.2% from 21.8% (or 1.3 percentage points from 21.9% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by strong operating performance, revenue mix and savings from the Company’s restructuring plans, a portion of which has been reinvested into the Company’s business, partially offset by unfavorable movements in foreign currency exchange rates of approximately $16 million.

Net income was $200 million compared to a loss of $16 million in the prior-year quarter. The change in net income was due to the impact of exchange rates on the Company’s Euro-denominated debt resulting in a $3 million gain in the quarter compared to a $70 million loss in the prior-year quarter and a currency exchange loss on intercompany loans of $1 million in the quarter compared to a $63 million loss in the prior-year quarter, partially offset by realized and unrealized losses on hedging activity of $1 million in the quarter compared to $8 million in the prior-year quarter. The change in net income was also driven by an impairment charge of $70 million for long-lived assets associated with EMP in the prior-year quarter. The increase in net income was partially offset by a $62 million increase in income tax expense, primarily due to an increase in pre-tax income in the quarter and a $20 million smaller benefit from EMP impairment in the quarter.

Basic earnings per share was $0.39 for both the Class A and Class B shareholders due to the net income attributable to the Company in the quarter of $200 million. Diluted earnings per share was $0.38 for Class A shareholders and $0.39 for Class B shareholders due to the net income attributable to the Company in the quarter of $200 million.

As of June 30, 2026, the Company reported a cash balance of $618 million, total debt of $4.710 billion and net debt (defined as total debt, net of deferred financing costs, premiums and discounts, minus cash and equivalents) of $4.092 billion. Total debt includes $303 million of subsidiary debt acquired in the Company’s acquisition of Tempo Music Holdings, LLC (“Tempo Music”) and $363 million in loans outstanding under the Beethoven JV. This debt is secured only by certain music rights owned by Tempo Music and the Beethoven JV, respectively, and is nonrecourse to the Company and its subsidiaries, other than Tempo Music and the Beethoven JV, respectively.

Cash provided by operating activities increased $96 million, or 209%, to $142 million in the quarter compared to $46 million in the prior-year quarter. The increase was largely a result of strong operating performance. Free Cash Flow, as defined below, increased to $114 million from $7 million in the prior-year quarter, primarily due to the factors affecting cash provided by operating activities described above and due to a decrease in capital expenditures of $11 million, or 28%, to $28 million from $39 million in the prior-year quarter, primarily driven by lower investments in technology and costs associated with our finance transformation initiative.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$1,488	$1,354	10%	$4,348	$3,874	12%
Operating income	326	201	62%	943	642	47%
Adjusted OIBDA(1)	377	321	17%	1,126	914	23%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	For the Nine Months Ended June 30, 2025
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Digital	$1,016	$929	$943	$2,967	$2,643	$2,717
Physical	137	119	117	426	397	404
Total Digital and Physical	1,153	1,048	1,060	3,393	3,040	3,121
Artist services and expanded-rights	224	195	195	619	508	523
Licensing	111	111	112	336	326	336
Total Recorded Music	$1,488	$1,354	$1,367	$4,348	$3,874	$3,980

Recorded Music revenue was up 9.9% (or 8.9% in constant currency) driven by increases across digital, artist services and expanded-rights and physical revenue. Licensing revenue remained constant with the prior-year quarter (or decreased 0.9% in constant currency). Excluding the $16 million impact of the Copyright Settlement and the $10 million impact of the BMG Termination compared to the prior-year quarter, Recorded Music revenue was up 12.0% (or 11.0% in constant currency). Digital revenue was up 9.4% (or 7.7% in constant currency) and streaming revenue was up 11.8% (or 10.1% in constant currency). Adjusted for the $16 million impact of the Copyright Settlement and the $10 million impact of the BMG Termination compared to the prior-year quarter, Recorded Music digital revenue was up 12.5% (or 10.8% in constant currency). Adjusted for the $10 million impact of the BMG Termination compared to the prior-year quarter, streaming revenue was up 13.1% (or 11.3% in constant currency). Streaming revenue reflects growth in subscription revenue of 12.5% (or 10.8% in constant currency) and in ad-supported revenue of 10.0% (or 8.0% in constant currency). Subscription revenue, adjusted for the $6 million impact of the BMG Termination compared to the prior-year quarter, was up 13.5% (or 11.8% in constant currency). Ad-supported revenue, adjusted for the $4 million impact of the BMG Termination compared to the prior-year quarter, was up 12.0% (or 10.0% in constant currency). The increase in subscription revenue reflects positive market share trends, subscriber growth and improved deal economics. The increase in ad-supported revenue reflects strong performance in the quarter, as well as improved deal economics. Artist services and expanded-rights revenue was up 14.9% (the same in constant currency) due to higher concert promotion revenue primarily in Japan and higher merchandising revenue. Physical revenue increased 15.1% (or 17.1% in constant currency) primarily driven by strong releases in the quarter as well as catalog and carryover success. Top sellers in the quarter included Bruno Mars, Don Toliver, sombr, Alex Warren and Madonna.

Recorded Music operating income increased 62.2% (or 58.3% in constant currency) to $326 million from $201 million in the prior-year quarter, and operating margin was up 7.1 percentage points to 21.9% versus 14.8% in the prior-year quarter (or up 6.8 percentage points from 15.1% in constant currency). The increase in operating income and operating income margin was driven by the factors affecting Adjusted OIBDA discussed below, as well as decreases in restructuring and impairment charges of $63 million and depreciation expense of $4 million primarily relating to EMP, partially offset by higher amortization expense of $10 million attributable to acquisitions.

Adjusted OIBDA increased 17.4% (or 15.6% in constant currency) to $377 million from $321 million and Adjusted OIBDA margin increased 1.6 percentage points to 25.3% from 23.7% in the prior-year quarter (or increased 1.5 percentage points from 23.8% in constant currency). The increases include the $9 million impact of the Copyright Settlement and the $1 million impact of the BMG Termination. Excluding these items, Adjusted OIBDA increased 21.2% (or 19.3% in constant currency) and Adjusted OIBDA margin increased 1.9 percentage points to 25.3% from 23.4% (or 1.7 percentage points from 23.6% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue growth and strong operating performance, and savings from the Company’s restructuring plans, of which a portion has been reinvested in the Company’s business, partially offset by unfavorable movements in foreign currency exchange rates of approximately $12 million.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$377	$336	12%	$1,092	$969	13%
Operating income	71	60	18%	197	167	18%
Adjusted OIBDA(1)	109	96	14%	308	264	17%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding this measure.

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	For the Nine Months Ended June 30, 2025
	As reported	As reported	Constant	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance	$59	$58	$60	$181	$167	$174
Digital	235	204	204	674	599	610
Mechanical	19	16	16	54	46	47
Synchronization	60	54	56	170	142	146
Other	4	4	4	13	15	16
Total Music Publishing	$377	$336	$340	$1,092	$969	$993
Music Publishing revenue was up 12.2% (or 10.9% in constant currency) driven by growth across digital, synchronization, mechanical and performance revenue. Digital revenue increased 15.2% (the same in constant currency) and streaming revenue increased 14.4% (or 13.8% in constant currency) driven by continued market growth and the impact of new deals and renewals. Synchronization revenue increased 11.1% (or 7.1% in constant currency) primarily due to an increase in other copyright infringement settlements and mechanical revenue increased 18.8% (the same in constant currency) driven by the timing of distributions. Performance revenue increased 1.7% (or decreased 1.7% in constant currency).

Music Publishing operating income was up 18.3% (or 16.4% in constant currency) to $71 million from $60 million in the prior-year quarter and operating margin increased 0.9 percentage points to 18.8% from 17.9% in the prior-year quarter (the same in constant currency). The increases in operating income and operating margin were driven by the same factors affecting Adjusted OIBDA discussed below.

Music Publishing Adjusted OIBDA increased 13.5% (the same in constant currency) to $109 million from $96 million in the prior-year quarter. Adjusted OIBDA margin increased 0.3 percentage points to 28.9% from 28.6% in the prior-year quarter (or 0.7 percentage points from 28.2% in constant currency). The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily driven by revenue growth and strong operating performance, partially offset by unfavorable movements in foreign currency exchange rates of approximately $5 million.

Recent Announcements
In addition, the Company also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share on the Company’s Class A Common Stock and Class B Common Stock. The dividend is payable on September 1, 2026, to stockholders of record as of the close of business on August 20, 2026.

Financial details for the quarter can be found in the Company’s current Quarterly Report on Form 10-Q for the period ended June 30, 2026, which will be filed this afternoon with the Securities and Exchange Commission.

This afternoon, management will be hosting a conference call to discuss the results at 4:30 P.M. EDT. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as TenThousand Projects, 300 Entertainment, Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Records Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Condensed Consolidated Statements of Operations, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Revenue	$1,864	$1,689	10%
Cost and expenses:
Cost of revenue	(1,010)	(913)	11%
Selling, general and administrative expenses	(464)	(471)	-1%
Restructuring and impairments	(7)	(69)	-90%
Amortization expense	(78)	(67)	16%
Total costs and expenses	$(1,559)	$(1,520)	3%
Operating income	$305	$169	80%
Interest expense, net	(49)	(43)	14%
Other income (expense), net	11	(137)	—%
Income (loss) before income taxes	$267	$(11)	—%
Income tax expense	(67)	(5)	—%
Net income (loss)	$200	$(16)	—%
Less: (Income) loss attributable to noncontrolling interest	4	—	—%
Net income (loss) attributable to Warner Music Group Corp.	$204	$(16)	—%

Net income (loss) per share attributable to common stockholders:
Class A – Basic	$0.39	$(0.03)
Class A – Diluted	$0.38	$(0.03)
Class B – Basic	$0.39	$(0.03)
Class B – Diluted	$0.39	$(0.03)

	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Revenue	$5,436	$4,839	12%
Cost and expenses:
Cost of revenue	(2,927)	(2,598)	13%
Selling, general and administrative expenses	(1,382)	(1,395)	-1%
Restructuring and impairments	(47)	(109)	-57%
Amortization expense	(218)	(186)	17%
Total costs and expenses	$(4,574)	$(4,288)	7%
Net gain on divestiture	(5)	—	—%
Operating income	$857	$551	56%
Loss on extinguishment of debt	(7)	—	—%
Interest expense, net	(135)	(119)	13%
Other income (expense), net	52	(48)	—%
Income before income taxes	$767	$384	100%
Income tax expense	(211)	(123)	72%
Net income	$556	$261	—%
Less: Income attributable to noncontrolling interest	7	(5)	—%
Net income attributable to Warner Music Group Corp.	$563	$256	—%

Net income per share attributable to common stockholders:
Class A – Basic	$1.07	$0.49
Class A – Diluted	$1.05	$0.49
Class B – Basic	$1.07	$0.49
Class B – Diluted	$1.06	$0.49

Figure 2. Warner Music Group Corp. - Condensed Consolidated Balance Sheets at June 30, 2026 versus September 30, 2025
(dollars in millions)

	June 30, 2026	September 30, 2025	% Change
	(unaudited)
Assets
Current assets:
Cash and equivalents	$618	$532	16%
Accounts receivable, net	1,607	1,340	20%
Inventories	69	62	11%
Royalty advances expected to be recouped within one year	671	581	15%
Assets held for sale	68	89	-24%
Prepaid and other current assets	227	166	37%
Total current assets	$3,260	$2,770	18%
Royalty advances expected to be recouped after one year	1,118	1,079	4%
Property, plant and equipment, net	416	441	-6%
Operating lease right-of-use assets, net	163	189	-14%
Goodwill	2,126	2,061	3%
Intangible assets subject to amortization, net	3,098	2,725	14%
Intangible assets not subject to amortization	153	154	-1%
Deferred tax assets, net	58	111	-48%
Other assets	335	299	12%
Total assets	$10,727	$9,829	9%
Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities:
Accounts payable	$354	$257	38%
Accrued royalties	3,030	2,740	11%
Accrued liabilities	494	666	-26%
Accrued interest	40	31	29%
Operating lease liabilities, current	44	43	2%
Deferred revenue	330	286	15%
Liabilities held for sale	39	49	-20%
Other current liabilities	112	129	-13%
Total current liabilities	$4,443	$4,201	6%
Acquisition Corp. long-term debt	4,044	4,063	—%
Other long-term debt	666	302	—%
Operating lease liabilities, noncurrent	165	200	-18%
Deferred tax liabilities, net	184	164	12%
Other noncurrent liabilities	139	142	-2%
Total liabilities	$9,641	$9,072	6%
Redeemable noncontrolling interests	133	—	—%
Equity:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	2,141	2,166	-1%
Accumulated deficit	(1,068)	(1,331)	-20%
Accumulated other comprehensive loss, net	(220)	(189)	16%
Total Warner Music Group Corp. equity	$854	$647	32%
Noncontrolling interest	99	110	-10%
Total equity	953	757	26%
Total liabilities, redeemable noncontrolling interest and equity	$10,727	$9,829	9%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$142	$46
Net cash used in investing activities	(151)	(71)
Net cash used in financing activities	(110)	(96)
Effect of foreign currency exchange rates on cash and equivalents	1	11
Cash balances classified as assets held for sale	(5)	$—
Net decrease in cash and equivalents	$(123)	$(110)

Figure 4. Warner Music Group Corp. - Digital Revenue Summary, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Recorded Music
Subscription	$758	$674	12%
Ad-Supported	243	221	10%
Streaming	$1,001	$895	12%
Downloads and Other Digital	15	34	-56%
Total Recorded Music Digital Revenue	$1,016	$929	9%

Music Publishing
Streaming	$231	$202	14%
Downloads and Other Digital	4	2	100%
Total Music Publishing Digital Revenue	$235	$204	15%

Consolidated
Streaming	$1,232	$1,097	12%
Downloads and Other Digital	19	36	-47%
Intersegment Eliminations	—	(1)	—%
Total Digital Revenue	$1,251	$1,132	11%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

Adjusted OIBDA
We allocate resources and evaluate performance based on several factors, including Adjusted OIBDA. We define Adjusted OIBDA as operating income (loss) adjusted to exclude the following items: (i) non-cash depreciation of tangible assets, (ii) non-cash amortization of intangible assets, (iii) non-cash stock-based compensation and other related expenses, (iv) gains or losses on divestitures, (v) expenses related to restructuring and transformation initiatives, which include costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, and (vi) executive transition costs. Items excluded are not viewed to contribute directly to management’s evaluation of operating results. We consider Adjusted OIBDA to be an important indicator of the operational strengths and performance of our businesses. However, a limitation of the use of Adjusted OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, Adjusted OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with United States generally accepted accounting principles (“U.S. GAAP”). In addition, our definition of Adjusted OIBDA may differ from similarly titled measures used by other companies.
Adjusted Net Income and Adjusted EPS
We define Adjusted Net Income as net income (loss) attributable to Warner Music Group Corp. adjusted to exclude the following items: (i) non-cash amortization of intangible assets, (ii) expenses related to restructuring and transformation initiatives, which include costs associated with the Company’s financial transformation initiative to design and implement new information technology and upgrade our finance infrastructure, (iii) gains or losses on divestitures, (iv) non-cash stock-based compensation, (v) loss on extinguishment of debt, and (vi) other (income) expenses. These exclusions are then further adjusted to account for tax effects. Adjusted Net Income should be considered in addition to, not as a substitute for, net income (loss) attributable to Warner Music Group Corp. and other measures of financial performance reported in accordance with U.S. GAAP. We use Adjusted Net Income to calculate Adjusted Earnings (Loss) Per Share (“EPS”), which we define as Adjusted Net Income divided by the basic weighted-average shares outstanding for the period. Our definition of Adjusted Net Income and Adjusted EPS may differ from similarly titled measures used by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted OIBDA, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Net income (loss) attributable to Warner Music Group Corp.	$204	$(16)	—%
Income attributable to noncontrolling interest	(4)	—	—%
Net income (loss)	$200	$(16)	—%
Income tax expense	67	5	—%
Income including income taxes	$267	$(11)	—%
Other (income) expense, net	(11)	137	—%
Interest expense, net	49	43	14%
Operating income	$305	$169	80%
Amortization expense	78	67	16%
Depreciation expense	33	29	14%
Restructuring and impairments	7	69	-90%
Transformation initiative costs	10	19	-47%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	—	16	-100%
Adjusted OIBDA	$433	$373	16%

Operating income margin	16.4%	10.0%
Adjusted OIBDA margin	23.2%	22.1%

Net income (loss) attributable to Warner Music Group Corp.	$204	$(16)	—%
Less: Net income attributable to participating securities	(1)	—	—%
Net income (loss) attributable to common shareholders	$203	$(16)	—%
Amortization expense	78	67	16%
Restructuring and impairments	7	69	-90%
Transformation initiative costs	10	19	-47%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	—	16	-100%
Other (income) expense, net	(11)	137	—%
Tax impact (a)	(21)	(76)	-72%
Adjusted Net Income	$266	$220	21%

Weighted Avg Shares Outstanding - Class A - Basic	146,297	145,878
Weighted Avg Shares Outstanding - Class B - Basic	375,380	375,380

Unadjusted (GAAP) EPS - Class A - Basic	$0.39	$(0.03)
Adjusted EPS - Class A - Basic	$0.51	$0.42
a) Represents the tax effect of the adjustments to reflect corporate income taxes at assumed effective tax rates of 25% and 24% for the three months ended June 30, 2026 and June 30, 2025, respectively.

	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Net income attributable to Warner Music Group Corp.	$563	$256	—%
Income (loss) attributable to noncontrolling interest	(7)	5	—%
Net income	$556	$261	—%
Income tax expense	211	123	72%
Income including income taxes	$767	$384	100%
Other (income) expense, net	(52)	48	—%
Interest expense, net	135	119	13%
Loss on extinguishment of debt	7	—	—%
Operating income	$857	$551	56%
Amortization expense	218	186	17%
Depreciation expense	95	86	10%
Restructuring and impairments	47	109	-57%
Transformation initiatives and other related costs	39	54	-28%
Executive transition costs	—	4	-100%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	32	49	-35%
Adjusted OIBDA	$1,293	$1,039	24%

Operating income margin	15.8%	11.4%
Adjusted OIBDA margin	23.8%	21.5%

Net income (loss) attributable to Warner Music Group Corp.	$563	$256	120%
Less: Net income attributable to participating securities	(5)	(3)	67%
Net income attributable to common shareholders	$558	$253	121%
Amortization expense	218	186	17%
Restructuring and impairments	47	109	-57%
Transformation initiative costs	39	54	-28%
Net loss on divestitures	5	—	—%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	32	49	-35%
Loss on extinguishment of debt	7	—	—%
Other (income) expense, net	(52)	48	—%
Tax impact (a)	(81)	(110)	-26%
Adjusted Net Income	$773	$593	30%

Weighted Avg Shares Outstanding - Class A - Basic	146,542	144,623
Weighted Avg Shares Outstanding - Class B - Basic	375,380	375,380

Unadjusted (GAAP) EPS - Class A - Basic	$1.07	$0.49
Adjusted EPS - Class A - Basic	$1.48	$1.14
a) Represents the tax effect of the adjustments to reflect corporate income taxes at assumed effective tax rates of 28% and 24% for the nine months ended June 30, 2026 and June 30, 2025, respectively.

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to Adjusted OIBDA, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$305	$169	80%
Depreciation and amortization expense	111	96	16%
Restructuring and impairments	7	69	-90%
Transformation initiative costs	10	19	-47%
Executive transition costs	—	4	-100%
Non-cash stock-based compensation and other related costs	—	16	-100%
Total WMG Adjusted OIBDA	$433	$373	16%
Total WMG Adjusted OIBDA margin	23.2%	22.1%

Recorded Music operating income – GAAP	$326	$201	62%
Depreciation and amortization expense	53	47	13%
Restructuring and impairments	6	69	-91%
Non-cash stock-based compensation and other related costs	$(8)	$4	—%
Recorded Music Adjusted OIBDA	$377	$321	17%
Recorded Music Adjusted OIBDA margin	25.3%	23.7%

Music Publishing operating income – GAAP	$71	$60	18%
Depreciation and amortization expense	37	35	6%
Non-cash stock-based compensation and other related costs	1	1	—%
Music Publishing Adjusted OIBDA	$109	$96	14%
Music Publishing Adjusted OIBDA margin	28.9%	28.6%

	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$857	$551	56%
Depreciation and amortization expense	313	272	15%
Restructuring and impairments	47	109	-57%
Transformation initiatives and other related costs	39	54	-28%
Executive transition costs	—	4	-100%
Net loss on divestitures	5	—	—%
Non-cash stock-based compensation and other related costs	32	49	-35%
Total WMG Adjusted OIBDA	$1,293	$1,039	24%
Total WMG Adjusted OIBDA margin	23.8%	21.5%

Recorded Music operating income – GAAP	$943	$642	47%
Depreciation and amortization expense	146	138	6%
Restructuring and impairment	34	110	-69%
Non-cash stock-based compensation and other related costs	3	24	-88%
Recorded Music Adjusted OIBDA	$1,126	$914	23%
Recorded Music Adjusted OIBDA margin	25.9%	23.6%

Music Publishing operating income – GAAP	$197	$167	18%
Depreciation and amortization expense	107	93	15%
Non-cash stock-based compensation and other related costs	4	4	—%
Music Publishing Adjusted OIBDA	$308	$264	17%
Music Publishing Adjusted OIBDA margin	28.2%	27.2%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 7. Warner Music Group Corp. - Revenue by Geography and Segment, Three Months Ended June 30, 2026 versus June 30, 2025 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$587	$536	$536	10%
Music Publishing	194	186	186	4%
International revenue
Recorded Music	$901	$818	$831	8%
Music Publishing	183	150	154	19%
Intersegment eliminations	(1)	(1)	(2)	-50%
Total Revenue	$1,864	$1,689	$1,705	9%

Revenue by Segment:
Recorded Music
Digital	$1,016	$929	$943	8%
Physical	137	119	117	17%
Total Digital and Physical	$1,153	$1,048	$1,060	9%
Artist services and expanded-rights	224	195	195	15%
Licensing	111	111	112	-1%
Total Recorded Music	$1,488	$1,354	$1,367	9%
Music Publishing
Performance	$59	$58	$60	-2%
Digital	235	204	204	15%
Mechanical	19	16	16	19%
Synchronization	60	54	56	7%
Other	4	4	4	—%
Total Music Publishing	$377	$336	$340	11%
Intersegment eliminations	(1)	(1)	(2)	-50%
Total Revenue	$1,864	$1,689	$1,705	9%

Total Digital Revenue	$1,251	$1,132	$1,147	9%

	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025	For the Nine Months Ended June 30, 2025	% Change
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$1,729	$1,565	$1,565	10%
Music Publishing	562	520	520	8%
International revenue
Recorded Music	$2,619	$2,309	$2,415	8%
Music Publishing	530	449	473	12%
Intersegment eliminations	(4)	(4)	(5)	(20)%
Total Revenue	$5,436	$4,839	$4,968	9%

Revenue by Segment:
Recorded Music
Digital	$2,967	$2,643	$2,717	9%
Physical	426	397	404	5%
Total Digital and Physical	$3,393	$3,040	$3,121	9%
Artist services and expanded-rights	619	508	523	18%
Licensing	336	326	336	—%
Total Recorded Music	$4,348	$3,874	$3,980	9%
Music Publishing
Performance	$181	$167	$174	4%
Digital	674	599	610	10%
Mechanical	54	46	47	15%
Synchronization	170	142	146	16%
Other	13	15	16	(19)%
Total Music Publishing	$1,092	$969	$993	10%
Intersegment eliminations	(4)	(4)	(5)	(20)%
Total Revenue	$5,436	$4,839	$4,968	9%

Total Digital Revenue	$3,640	$3,241	$3,326	9%

Figure 8. Warner Music Group Corp. - Adjusted OIBDA by Segment, Three Months Ended June 30, 2026 versus June 30, 2025 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025	For the Three Months Ended June 30, 2025	Change %
	As reported	As reported	Constant	Constant
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Total WMG Adjusted OIBDA	$433	$373	$378	14.6%
Adjusted OIBDA margin	23.2%	22.1%	22.2%

Recorded Music Adjusted OIBDA	$377	$321	$326	15.6%
Recorded Music Adjusted OIBDA margin	25.3%	23.7%	23.8%

Music Publishing Adjusted OIBDA	$109	$96	$96	13.5%
Music Publishing Adjusted OIBDA margin	28.9%	28.6%	28.2%

Figure 9. Warner Music Group Corp. - Notable Items, As Reported
(dollars in millions)	FY 2026			FY 2025
	Three Months Ended December 31, 2025	Three Months Ended March 31, 2026	Three Months Ended June 30, 2026	Three Months Ended December 31, 2024	Three Months Ended March 31, 2025	Three Months Ended June 30, 2025
Revenue
Recorded Music
Streaming - BMG Termination (a)	—	—	—	6	6	10
Streaming - DSP True-up and Settlement Payments	12	—	—	(7)	11	—
Download and Other Digital - Copyright Settlement	—	—	—	—	—	16
Music Publishing
Streaming - MLC Historical Matched Royalties	—	—	—	17	—	—

Adjusted OIBDA
Recorded Music
BMG Termination (a)	—	—	—	—	1	1
DSP True-up and Settlement Payments	7	—	—	(4)	7	—
Copyright Settlement	—	—	—	—	—	9
Music Publishing
MLC Historical Matched Royalties	—	—	—	4	—	—
(a) The BMG Termination impact shown in FY 2025 represents the incremental revenue and Adjusted OIBDA compared to the current fiscal year.

Free Cash Flow
Our definition of Free Cash Flow is defined as cash flow provided by operating activities less capital expenditures. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases, any repurchases of our common stock or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP and therefore it should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 10. Warner Music Group Corp. - Calculation of Free Cash Flow, Three Months Ended June 30, 2026 versus June 30, 2025
(dollars in millions)

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$142	$46
Less: Capital expenditures	28	39

Free Cash Flow	$114	$7

	For the Nine Months Ended June 30, 2026	For the Nine Months Ended June 30, 2025
	(unaudited)	(unaudited)
Net cash provided by operating activities	$708	$447
Less: Capital expenditures	75	111

Free Cash Flow	$633	$336

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Media Contact:	Investor Contact:
Hannah Karp	Kareem Chin
Hannah.Karp@wmg.com	Investor.Relations@wmg.com